Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

September 27, 2013

Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Ladies and Gentlemen:

We have acted as counsel to Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to 82,225,000 shares (the “Shares”) of its Class A common stock, par value $0.01 per share (the “Common Stock”), including up to 10,725,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The Common Stock is being sold pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-179485) (together with any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates, resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Resolutions”) and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of the Shares included in the Registration Statement and the Resolutions, the Shares will be legally issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP